Exhibit 99.1
Princeton National Bancorp, Inc. Surpasses
First Quarter 2009 Net Income
July 27, 2009: Princeton National Bancorp, Inc. (NASDAQ: PNBC), the holding company of Citizens First National Bank, today reported results of operations and financial condition for the second quarter of 2009.
President & CEO Tony J. Sorcic stated, “The Company is very pleased with the second quarter operating results. Net income increased 64.2%, despite an increase in FDIC premiums and credit costs. Additionally, net interest income increased 2.8% and non-interest income increased 44.2% compared to first quarter results.”
Mr. Sorcic concluded, “Princeton National Bancorp, Inc. has made significant progress. During a time when many companies are experiencing a shrinking of their balance sheet and negative income results, the Company continues to grow and generate positive earnings. In comparing June 30, 2009 to June 30, 2008, total deposits increased $151.9 million, total loans increased $19.5 million, year-to-date net interest income increased $1.753 million and non-interest income increased $415,000. While many banks experienced a compression in their net interest margin, the Company experienced a 4 basis point increase resulting in a net interest margin of 3.48%. Although non-interest expense increased $2.4 million, the majority of the increase is in the categories of federal deposit insurance assessments which rose $1.4 million and other real estate expenses which increased $387,000. The Board of Directors and Management are pleased with the results generated during the first six months of 2009.”
In review of the June 30, 2009 consolidated statements of income, net income was $1,898,000 for the second quarter, or $.48 per common share, compared to $1,156,000 or $.28 per common share for the first quarter of 2009 and $2,020,000 or $.61 per common share for the second quarter of 2008. Net-interest income for the second quarter of 2009 (before provision) was $8,629,000 and non-interest income was $3,731,000, compared to $8,395,000 and $2,588,000, respectively, for the first quarter of 2009 and $7,817,000 and $2,751,000, respectively, for the second quarter of 2008. Return on average equity was 7.77% for the second quarter 2009, compared to 5.14% for the first quarter 2009 and 11.71% for the second quarter of 2008.
Total assets ended the quarter at $1.258 billion, up 3.5% from $1.215 billion at March 31, 2009 and 8.2% from $1.163 billion at December 31, 2008. Princeton National Bancorp, Inc. experienced a $9.0 million and $25.1 million decrease in total loans as of June 30, 2009 in comparison to March 31, 2009 and December 31, 2008, respectively (primarily due to a decrease in the residential real estate category as variable rate loans were refinanced into fixed rate loans and sold in the secondary market and a general slowdown in the economy, along with seasonal agricultural paydowns).
Non-performing loans totaled $22.0 million as of June 30, 2009 and represents a 33.8% decrease from March 31, 2009 and a 33.3% decrease from December 31, 2008. An $11.0 million commercial loan was transferred into OREO. This was a participation loan with a correspondent bank, who had started foreclosure proceedings. Based on the anticipated value of the collateral, the Subsidiary Bank decided to purchase the correspondent’s interest and continue with the foreclosure. Transferring the property into OREO moves the Subsidiary Bank one step closer to a resolution. At the end of the second quarter, specific loss provisions for individual credits totaled $1.530 million, compared to $818,000 at December 31, 2008. The Subsidiary Bank staff will continue to work with borrowers to resolve problem loan situations and to work through the challenging remediation cycle for real estate and construction-related credits. Recognizing this, and reflective of current conditions, the level of loan loss provisioning has increased, bringing the level of reserves to .80% of total loans, an increase from .64% at December 31, 2008. The loan loss provision taken in the second quarter totaled $1,465,000 versus $1,170,000 in the first quarter and $450,000 in the second quarter of 2008. Citizens First National Bank evaluates the risk characteristics of the loan portfolio on a monthly basis and believes the loan loss reserve was adequate to cover possible losses as of June 30, 2009.
At the July Board of Directors’ meeting, the Board of Directors declared a $.14 per common share dividend payable August 25, 2009 to those shareholders of record as of August 7, 2009.
On February 27, 2009, the FDIC announced it had adopted an interim rule to impose an emergency special assessment on June 30, 2009 which will be collected on September 30, 2009. It was anticipated the amount of the emergency special assessment on the Subsidiary Bank would be 16 basis points or $1.6 million. On May 22, 2009, the FDIC adopted a final rule imposing a 5 basis point emergency special assessment on an institution’s assets minus Tier 1 capital. This emergency special assessment equates to a one-time cost of $600,000, significantly lower than originally anticipated. This amount has been accrued for by the Company and is reflected in non-interest expense. The FDIC also increased the risk-based assessment to 14 basis points, versus 7 basis points previously. Accordingly, the new assessment rates increased the quarterly federal deposit insurance expense by approximately $200,000 (for both the first and second quarters of 2009).
The Subsidiary Bank retains servicing of residential mortgages sold into the secondary market for which fees are earned. During the first quarter, the Company recorded a pre-tax charge of $556,419 to earnings due to the decrease in the value of existing mortgage servicing rights as mortgage interest rates had declined. There was no charge taken in the second quarter.
The Company’s solid capital base and ability to generate core earnings continue to be an advantage as we work through the current credit cycle. The Subsidiary Bank has been providing financial solutions to meet the financial needs of its customers since 1865. Princeton National Bancorp, Inc. and Citizens First National Bank will be in a position to benefit as conditions improve.
The price of PNBC stock closed at $14.60 on June 30, 2009, compared to $14.00 on March 31, 2009 and $22.14 on December 31, 2008. The decrease in stock price from year-end 2008 is reflective of the banking industry as a whole. Financial stocks continue to be impacted by poor earnings reports by many institutions, due to the current credit cycle. Princeton National Bancorp, Inc. has reported positive quarterly earnings for fifty-seven consecutive quarters!
For detailed financial information, please refer to the attached June 30, 2009 financial statements for Princeton National Bancorp, Inc. You may also visit our website at www.pnbc-inc.com to obtain financial information, as well as press releases, stock prices and information on the Company.
The Company offers shareholders the opportunity to participate in the Princeton National Bancorp, Inc. Dividend Reinvestment and Stock Purchase Plan. The Company also offers electronic direct deposit of dividends. To obtain information about the stock purchase plan or electronic direct deposit, please contact us at 815-875-4445, extension 650.
Princeton National Bancorp, Inc. is the parent holding company of Citizens First National Bank, a $1.258 billion community bank with strategic locations in 8 counties in northern Illinois. The Company is well-positioned in the high growth counties of Will, Kendall, Kane, Grundy, DeKalb and LaSalle plus Bureau and Marshall. Communities include: Aurora, DePue, Genoa, Hampshire, Henry, Huntley, Millbrook, Minooka, Newark, Oglesby, Peru, Plainfield, Plano, Princeton, Sandwich, Somonauk and Spring Valley. The Subsidiary Bank, Citizens First National Bank, provides financial services to meet the needs of individuals, businesses and public entities.
This press release contains certain forward-looking statements, including certain plans, expectations, goals, and projections, which are subject to numerous assumptions, risks, and uncertainties. These forward-looking statements are identified by the use of words such as 1) believes, 2) anticipates, 3) estimates, 4) expects, 5) projects or similar words. Actual results could differ materially from those contained or implied by such statements for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the nature, extent, and timing of governmental actions and reforms; and extended disruption of vital infrastructure. The figures included in this press release are unaudited and may vary from the audited results.

Inquiries should be directed to:	Lou Ann Birkey, Vice President — Investor Relations, Princeton National Bancorp, Inc. (815) 875-4444, E-Mail address: pnbc@citizens1st.com

CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except share data)

	June 30,
	2009	December 31,
	(unaudited)	2008

ASSETS

Cash and due from banks	$12,741	$20,163
Interest-bearing deposits with financial institutions	35,929	98
Federal funds sold	0	0

Total cash and cash equivalents	48,670	20,261

Loans held for sale, at lower of cost or market	2,766	2,155

Investment securities available-for-sale, at fair value	317,514	236,883
Investment securities held-to-maturity, at amortized cost	15,186	14,232

Total investment securities	332,700	251,115

Loans, net of unearned interest	765,754	790,837
Allowance for loan losses	(6,160)	(5,064)

Net loans	759,594	785,773

Premises and equipment, net	28,935	29,297
Land held for sale, at lower of cost or market	2,354	2,354
Federal Reserve and Federal Home Loan Bank stock	4,230	4,211
Bank-owned life insurance	22,072	21,588
Interest receivable	7,840	9,693
Goodwill, net of accumulated amortization	24,521	24,521
Intangible assets, net of accumulated amortization	3,776	4,207
Other real estate owned	15,250	2,487
Other assets	5,346	5,468

TOTAL ASSETS	$1,258,054	$1,163,130

LIABILITIES

Demand deposits	$108,952	$110,559
Interest-bearing demand deposits	289,432	246,714
Savings deposits	67,144	61,089
Time deposits	590,129	543,770

Total deposits	1,055,657	962,132

Customer repurchase agreements	35,621	35,532
Advances from the Federal Home Loan Bank	32,496	32,493
Interest-bearing demand notes issued to the U.S. Treasury	1,516	2,441
Federal funds purchased	0	6,500
Trust Preferred securities	25,000	25,000
Note payable	0	16,050

Total borrowings	94,633	118,016

Other liabilities	9,664	10,511

Total liabilities	1,159,954	1,090,659

STOCKHOLDERS’ EQUITY

Preferred stock	24,944	0
Common stock	22,391	22,391
Common stock warrants	150	0
Additional paid-in capital	18,395	18,420
Retained earnings	55,597	54,329
Accumulated other comprehensive income (loss), net of tax	624	1,402
Less: Treasury stock	(24,001)	(24,071)

Total stockholders’ equity	98,100	72,471

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$1,258,054	$1,163,130

CAPITAL STATISTICS (UNAUDITED)

YTD average equity to average assets	7.78%	6.25%
Tier 1 leverage capital ratio	7.91%	6.22%
Tier 1 risk-based capital ratio	10.75%	7.72%
Total risk-based capital ratio	11.46%	8.30%
Common book value per share	$22.15	$21.97
Closing market price per share	$14.60	$22.14
End of period shares outstanding	3,302,157	3,298,041
End of period treasury shares outstanding	1,176,138	1,180,254

CONSOLIDATED STATEMENTS OF INCOME
(dollars in thousands, except share data)

	THREE MONTHS	THREE MONTHS	SIX MONTHS	SIX MONTHS
	ENDED	ENDED	ENDED	ENDED
	June 30, 2009	June 30, 2008	June 30, 2009	June 30, 2008
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

INTEREST INCOME

Interest and fees on loans	$11,167	$11,801	$22,543	$24,152
Interest and dividends on investment securities	3,216	2,659	6,147	5,338
Interest on federal funds sold	0	4	0	29
Interest on interest-bearing time deposits in other banks	35	9	51	20

Total Interest Income	14,418	14,473	28,741	29,539

INTEREST EXPENSE

Interest on deposits	5,103	5,805	10,250	12,479
Interest on borrowings	686	851	1,467	1,789

Total Interest Expense	5,789	6,656	11,717	14,268

Net interest income	8,629	7,817	17,024	15,271
Provision for loan losses	1,465	450	2,635	818

Net interest income after provision	7,164	7,367	14,389	14,453

NON-INTEREST INCOME
Trust & farm management fees	394	336	708	812
Service charges on deposit accounts	977	1,110	1,953	2,202
Other service charges	508	567	953	1,024
Gain on sales of securities available-for-sale	574	0	761	276
Brokerage fee income	249	208	447	427
Mortgage banking income	765	288	876	636
Bank-owned life insurance	230	206	473	421
Other operating income	34	36	148	106

Total Non-Interest Income	3,731	2,751	6,319	5,904

NON-INTEREST EXPENSE
Salaries and employee benefits	4,113	4,226	8,693	8,623
Occupancy	602	611	1,311	1,290
Equipment expense	763	751	1,536	1,470
Federal insurance assessments	826	84	1,523	168
Intangible assets amortization	208	178	416	357
Data processing	339	302	655	579
Advertising	211	162	408	330
ORE Expenses, net	419	91	509	122
Other operating expense	1,234	1,104	2,424	2,130

Total Non-Interest Expense	8,715	7,509	17,475	15,069

Income before income taxes	2,180	2,609	3,233	5,288
Income tax expense	282	589	178	1,177

Net income	1,898	2,020	3,055	4,111

Preferred stock dividends	317	0	554	0
Accretion of preferred stock discount	6	0	11	0

Net income available to common stockholders	$1,575	$2,020	$2,490	$4,111

Net income per share:
BASIC	$0.48	$0.61	$0.75	$1.25
DILUTED	$0.48	$0.61	$0.75	$1.24

Basic weighted average shares outstanding	3,300,161	3,295,998	3,299,119	3,300,030
Diluted weighted average shares outstanding	3,300,586	3,309,084	3,299,634	3,311,735

PERFORMANCE RATIOS (annualized)

Return on average assets	0.61%	0.75%	0.51%	0.76%
Return on average equity	7.77%	11.71%	6.51%	11.98%
Net interest margin (tax-equivalent)	3.43%	3.49%	3.48%	3.44%
Efficiency ratio (tax-equivalent)	66.72%	67.71%	70.86%	67.68%

ASSET QUALITY

Net loan charge-offs	$1,169	$189	$1,540	$670
Total non-performing loans	$22,021	$14,567	$22,021	$14,567
Non-performing loans as a % of total loans	2.88%	1.95%	2.88%	1.95%